                                                                     EXHIBIT 5.1


                 I. AMIHUD BEN-PORATH, HAMOU & CO., LAW OFFICES

                                 148 Begin Road
                                 Tel Aviv 64921
                                  P.O. Box 227
                                 Tel Aviv 61001
                                                                22 November 2006


Delta Galil Industries Ltd.
2 Kaufman Steet
Tel Aviv

Ladies and Gentlemen:

        We have acted as counsel to Delta Galil Industries Ltd., a company organized under the laws of the State of Israel (the "COMPANY"), in connection with its filing of a registration statement on Form S-8 (the "REGISTRATION STATEMENT") being filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering of up to 1,400,000 of the Company's Ordinary Shares (the "SHARES"), par value NIS 1.0 per share, issuable upon exercise of options that either have been, or may from time to time after the date hereof be, granted by the Company under its 2006 Incentive Plan and 2006 Option Plan (collectively, the "PLANS").

        In our capacity as counsel to the Company, we have examined originals or copies, satisfactory to us, of the Company's (i) Memorandum of Association, (ii) Articles of Association, (iii) the Plans and (iv) resolutions of the Company's Board of Directors. We have also reviewed such other matters of law and examined and relied upon such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, we have, to the extent that we did not independently establish relevant facts, relied on certificates of public officials and certificates of officers or other representatives of the Company. We are admitted to practice law in the State of Israel and the opinion expressed herein is expressly limited to the laws of the State of Israel.

        On the basis of the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the applicable Plan, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Shmuel Hamou
Shmuel Hamou, Adv.
I. Amihud Ben-Porath, Hamou & Co. Law Offices